Investor Relations Contact: Lori Owen Xilinx, Inc. (408) 879-6911 ir@xilinx.com	EXHIBIT 99.1

XILINX RAISES DECEMBER QUARTER SALES GUIDANCE

SAN JOSE, CA, DECEMBER 8, 2009 -- Xilinx, Inc. (Nasdaq: XLNX) today provided updated sales guidance for the December quarter of fiscal 2010.

  December quarter sales are expected to be up approximately 16% to 20% sequentially. This is a revision from previous sales guidance of up approximately 6% to 10% sequentially. The increased sales guidance is primarily due to broad-based strength across all our end market categories and geographies.

  Gross margin is expected to be approximately 64%, up from prior guidance of approximately 62% to 63%.

No conference call will be held in conjunction with this guidance revision. Additional commentary pertaining to the quarter will be available when the company reports its third quarter financial results on January 20, 2010. To receive Xilinx press releases automatically via email, please sign up for a push email alert, which is available from our investor relations website at: http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our foundry suppliers to deliver sufficient wafer volumes in a timely manner, sufficient wafer and test capacity, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, and other risk factors listed in our most recent Form 10-Q and Form 10-K.

About Xilinx
Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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